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                                                        EXHIBIT 24(b)(5)(a)(iii)


                                 THE KENT FUNDS
                                 P.O. BOX 182201
                            COLUMBUS, OHIO 43218-2201


May 1, 1997


Old Kent Bank
One Vandenberg Center
Grand Rapids, Michigan 49503
Attn:  Joseph T. Keating,
       Senior Vice President

                  Re:   The Kent Funds (the "Trust")

Dear Mr. Keating:

         The Trust hereby requests, pursuant to paragraph 1(b) of the First Amendment to the Investment Advisory Agreement dated May 2, 1991 ("Agreement") between Old Kent Bank and the Trust, that Old Kent perform for the following additional portfolio of the Trust the services described in the Agreement. The compensation to be paid by such portfolio to Old Kent for its services is as set forth below:

                                              COMPENSATION - ANNUAL FEE AS A
          PORTFOLIO                       PERCENTAGE OF AVERAGE DAILY NET ASSETS

          The Kent Government                             0.40%
          Money Market Fund


         Please acknowledge your consent to the above by signing and returning this letter to the Trust.

                                               Very truly yours,

                                               THE KENT FUNDS


                                               By:    /s/ R. Jeffrey Young
                                                  ------------------------------

                                               Title:     Vice President
                                                     ---------------------------

Agreed to and Accepted:

OLD KENT BANK


By:     /s/ Joseph T. Keating
   ------------------------------

Title:      Sr. Vice President
      ---------------------------